Exhibit 10.20A

                         Manufacturing Supply Agreement

                                     between

                             SeaMED A Plexus Company

                                       and

                               Novoste Corporation

                                September 1, 1999

                         Manufacturing Supply Agreement

                                LIST OF EXHIBITS

              Exhibit A               Products, Pricing & Lead-time

             Exhibit B-1             Pre-Production Pricing Formula

             Exhibit B-2               Production Pricing Formula

                                SUPPLY AGREEMENT

This Basic Order Agreement and all attachments (called the "Agreement") is made by Novoste Corporation ( "Buyer" ) its principal place of business at 3890 Steve Reynolds Boulevard, Norcross, GA 30093 and SeaMED A Plexus Company, ("Contractor") its principal place of business at 21621 30th Avenue SE, Bothell, Washington 98021. This Agreement sets forth the mutual understanding by which the Buyer and the Contractor will conduct business for the life of this Agreement.

Whereas, the Contractor has the facilities and expertise to manufacture, test, service and distribute electronic devices.

Whereas, Buyer desires to engage the services and the facilities of Contractor for the production and ongoing maintenance of electronic devices known as the Alpha IV ("Norse") and the Nova ("Nodoubt") (hereinafter collectively "Product") and other related electronic assemblies as may be specified in the future;

In return for the exclusive authorization to build the Buyer's Product both parties agree as follows:

I.    DEFINITIONS

      A. "Medical Device Reporting" ("MDR") shall be defined as any event which is required to be reported to the FDA in accordance with 21 CFR Part 803.

      B. "Certificate of Compliance" shall be defined as Contractor's notification that the Product (including subassemblies for service) conforms to all established qualification criteria agreed to between both the Contractor and Buyer.

      C. "Buyer's Equipment" shall be defined as capital equipment such as production molds, fixtures or testing equipment purchased for and charged to the Buyer specifically to manufacture and test the Product.

      D. "Product Complaint" shall be defined in accordance with the relevant sections of the CGMP / QSR and EN46001 regulations.

      E. "Pre-production Product" shall be defined as the fabrication of products in the manufacturing area under CGMP / QSR and EN46001 control using pre-production released documentation.

II.   GENERAL TERMS AND CONDITIONS

      A. This Agreement is a supply agreement whereby the Buyer agrees to purchase all of its requirements for the term shown from the contractor; it does not obligate Buyer to purchase any specific quantity (except as defined further in Section IV.) but only establishes the terms and conditions for such purchases if they occur. All such quantities will be specified on Buyer's Purchase Orders, issued under the provision of this Agreement and incorporated herein by reference.

      B. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence. Any terms or conditions in the Purchase Order not covered under this agreement must be specified on the front of purchase orders and must be mutually and explicitly agreed to by both the Buyer and Contractor.

      C. Buyer may add products to the list of "Products" available for purchase hereunder by adding such products to a Purchase Order that is accepted by Contractor. Such added products shall be deemed "Products" as defined herein as though listed in Exhibit A, (Products, Pricing and Lead-time), at the time of executing this Agreement. The price for which such added products shall be available for purchase under this Agreement shall be as stated on such accepted Purchase Orders(s), subject to the provisions of this Agreement. The Buyer shall amend Exhibit A to reflect the added Products and relevant pricing.

      D. Payment - Payment for any shipment of product is due thirty (30) calendar days subsequent to the date of invoice for such shipment. Unless otherwise specified or required by law, all prices will be quoted and billed exclusive of federal, state, or local excise, sales, or other similar taxes. Such taxes, where applicable, will appear as additional terms on invoices.

III.  PURCHASE ORDERS

      A. The term "Purchase Order" shall mean Buyer's written Purchase Order form and any documents incorporated therein by reference.

      B. Acceptance by Contractor is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Buyer shall apply and are hereby rejected. In addition, the parties agree that this Agreement and issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract.

IV.   PURCHASE TERM

      A. The term during which Buyer may issue Purchase Orders for Product under this Agreement ("Purchase Term") will begin on April 20, 1998 and end three (3) years after the date of the sale and shipment of the first production unit from Contractor to Buyer. Production units shall be defined as units which are released and manufactured to Revision A level drawings by the Contractor. This Agreement governs Purchase Orders issued by Buyer during the Purchase Term and any extension so long as Buyer has requested that the Product be delivered within two (2) months beyond the end of the Purchase Term or any extension.

      B. The initial Purchase Term of this Agreement shall end on August 31, 2001 subject to the following:

            1) Buyer agrees to buy all Product from Contractor during the Purchase Term.

            2) Buyer's target procurement rate for Product from January 1, 2000 through August 31, 2001 ("Interim Term") is XXXXX units.

            3) If Buyer purchases less than XXXXX Products during the period 1/1/00 - 8/31/01, then Buyer shall pay Contractor an additional amount to offset development costs. This additional amount shall be equal to 15% of the total NRE cost for Project Nodoubt (estimated at XXXXX as of July 9, 1999).

--------------------------------------------------------------------------------

Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

            4) If Buyer purchases more than XXXXX Products but less than XXXXX Products during the period 1/1/00 - 8/31/01, Buyer shall pay Contractor a prorated amount to offset development costs. Such amount shall be calculated by dividing 15% of the total NRE cost for Project Nodoubt by XXXXX and then multiplying this number by the quantity less than XXXXX ("shortfall"). For example, if Buyer purchases XXXXX Products during the Interim Term, then Buyer shall pay Contractor an additional amount of XXXXX - calculated as follows: XXXXX.

            5) If Buyer purchases more than XXXXX Products from Contractor during this Term, no additional amount shall be charged to Buyer as described herein.

V.    PRODUCT PRICING

      A. PREPRODUCTION PRICING will be conducted on an actual time and material basis and will include gross margin. Refer to Exhibit B-1 for SeaMED's pricing formula. Refer to the Norse and Nodoubt Project Plans for pricing targets.

      B.    PRODUCTION PRICING

            (i) Initial production pricing will be established within one (1) month from completion of the pre-production units and acceptance of a Final Design Review or Production Readiness Review. Labor and Material costs determined from pre-production and the pricing formula in Exhibit B-2 will be utilized to establish the initial selling price An initial review of costs and adjustments to selling price based on changes in material and labor costs will occur after a first review at three months and on an annual basis thereafter. (Contractor agrees to open books to Buyer for verification of material and labor costs.) Rates will be fixed for one (1) year from the completion of pre-production units. Refer to the Norse and Nodoubt Project Plans for pricing targets.

            (ii) Prices include all charges such as packaging, packing, and all taxes except sales, use, and other such taxes imposed upon the sale or transfer of Product. Buyer shall have no liability for such taxes if it has complied with statutory resale tax certificate requirements. If Buyer is liable to pay these taxes, they shall be specifically listed in Contractor's invoice.

VI.   DELIVERY, LEAD-TIME AND FLEXIBILITY

      A. Buyer's Purchase Orders shall state Contractor's committed delivery date for Product. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT. The minimum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Lead-time") shall be as stated in Exhibit A. Contractor will use reasonable efforts to supply Product in accordance with Buyer's required ship dates. Shipment delays requested by Buyer or due to Buyer supplied materials, design changes, software or other factors under the primary control of the Buyer may result in an inventory deposit from Buyer to Contractor.

--------------------------------------------------------------------------------

Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

      B. All shipments shall be F.O.B. Origin, with title passing to Buyer at time of final approval at Contractor's facility. Buyer shall select the carrier and shall pay transportation charges.

      C. Buyer may require that shipments of Product under this Agreement be shipped by Contractor to various destinations. The Purchase Order issued by the Buyer will clearly specify the "SHIP TO" location for each Product.

      D. Buyer and Contractor recognize that each program is unique and will require program specific ordering parameters. These parameters are mutually agreed to after the bill of material is finalized and production quantities are provided to the Contractor in the form of a purchase order or delivery forecast. The following parameters offer a typical scenario where the Buyer may, without cost or liability, increase or decrease the order quantity by mutual agreement. Contractor will use reasonable efforts to meet Buyer's scheduling needs.

                                Order Parameters

            --------------------------------------------------------------------
            0 to 3 Months     Firm PO's, Schedule unchangeable
            --------------------------------------------------------------------
            4 to 6 Months     Firm PO's. May move up to 30% of scheduled
                              deliveries on PO's out 30 days without penalty, or
                              in 30 days depending on material availability.
            --------------------------------------------------------------------
            7 to 12 Months    May move up to 40% of scheduled deliveries on PO's
                              out 60 days without penalty, or in 60 days
                              depending on material availability. Delivery
                              slides >60 days will require an inventory deposit.
            --------------------------------------------------------------------

      E. During the Pre-Production phase the Contractor will order materials in sufficient quantities to meet the requirements of the Engineering Project Plan and initial pre-production schedule. The Contractor will typically order critical materials and sub-assemblies at a rate of 110% of demand.

      G. Buyer shall place purchase orders for the first six (6) months of production and maintain six (6) months of firm purchase orders on a month to month rolling basis. Buyer will provide Contractor on a monthly basis with a minimum twelve (12) month schedule of demand for the product. The schedule will show firm orders for months 1-6 and forecasted demand for months 7-12. Contractor will request written authorization from Buyer to use the 7-12 month forecast to procure long lead materials, determine economic order quantity buys of components or unique parts, and lot size Printed Circuit Board Assemblies on a quarterly basis. Prior to entering full production Buyer and Contractor will review the final bill of material, discuss material lead times and production ordering parameters. Buyer and Contractor agree to develop a material ordering plan which will ensure timely delivery of material to meet production objectives, while limiting the exposure to materials in the event of a program shut down.

      H.    EXCESS AND OBSOLETE MATERIALS

            (i) During the performance of this supply Agreement, Contractor will purchase materials to support the requirements of the Buyers program. Certain materials which Contractor will acquire will be subject to minimum-buy requirements and quantity price breaks which may result in excess material accumulation which will be the responsibility of the Buyer provided that Buyer has approved such purchases. Additionally, design changes may cause materials to become obsolete. Obsolete materials due to a design change will be returned to suppliers when possible. Non-returnable inventory will be charged and delivered to the Buyer.

            (ii) During the performance of this supply agreement, Contractor will provide the Buyer with periodic updates of the status and amount of excess or obsolete material.

            (iii) Contractor will use its best effort to minimize the impact of excess material and/or obsolete materials on Buyer's program. Contractor will return materials to suppliers for credit, less restocking fees, when appropriate. However, final costs associated with the accumulation of excess and obsolete materials are chargeable and payable by the Buyer. Any excess or obsolete inventories will be charged to the Buyer at Contractor's cost plus 20% material burden, but without profit. Disposition of excess or obsolete materials will be coordinated with the Buyer to minimize the impact of cost to the Buyer where possible. Buyer's targeted maximum obsolescence budget is $50,000 maximum.

VII.  WARRANTY

      A.    LIMITED WARRANTY

            (i) Contractor warrants for twelve (12) months from date of shipment to Buyer's customer from Buyer's facility that all Product shall be free from defects in material and workmanship, and shall conform to applicable specifications, drawings, samples and descriptions referred to in this Agreement, (provided shipment to Buyer's customer from Buyer's facility occurs within three months from date of invoice to the Buyer and the unit has only been subject to receiving and inspection at Buyer's facility). Contractor warrants it has the right to convey the Product and that the Product is free of all liens and encumbrances.

            (ii) Contractor shall correct such Product at its facility. At Buyer's option, Contractor shall complete an assessment of the returned product, (typically within five (5) days of receipt), and repair or replace all defective Product (typically within fifteen (15) days of receipt) unless otherwise specified. Turn around times will vary depending on the complexity of the product. Inbound freight will be the responsibility of the Buyer. Contractor agrees to pay return freight to the customer and method of shipment will be consistent with the method of inbound freight to the Contractor. Contractor will pay for inbound freight for any new units delivered dead on arrival
                  (DOA) to Buyer or Buyer's customer. DOA is defined as any product that does not perform substantially in compliance with the applicable specifications upon receipt by Buyer or Buyer's Customer.

            (iii) Buyer warrants that the shipment of the Product is lawful under the FDC Act and that the Buyer holds all necessary marketing clearance and approvals from the FDA.

      B.    NON-WARRANTY

            (i) Repair services outside the scope of the warranties described in this Section VII shall be provided by the Contractor and/or the Buyer pursuant to a Repair and Service Agreement to be negotiated in good faith by the parties and signed within a reasonable time following execution of this Agreement.

      C.    SUPPLY OF REPLACEMENT PARTS

            (i) Contractor agrees to provide Buyer, upon request, Buyer's requirements of replacement parts or a designee of the Buyer to: (a) provide non-warranty repair services to Buyer's customers, should Contractor not provide such repairs, and (b) provide warranty repair services at authorized third party service centers world-wide selected by the Buyer with Contractor's consent. Buyer shall pay for such replacement parts consistent with Contractor's current spares pricing methodology, plus freight and shipping charges actually incurred by the Contractor. The cost of replacement parts required pursuant to (A) above, including freight and shipping charges, shall be at the Contractor's expense as part of its warranty services. No third party repairs would occur without mutual consent of Contractor and Buyer.

            (ii) Contractor warrants that for a period of time beginning on the date of delivery to the Buyer or the Buyer's designee of any replacement parts provided pursuant to this Section A, Limited Warranty, and continuing thereafter for ninety (90) days following delivery of such replacement parts to the Buyer's Customer (but in no event to exceed six (6) months from the date of delivery of such replacement parts to the Buyer), each such part shall be free from defects in material and workmanship. In the event any replacement part provided pursuant to this Section does not conform with the above, the Buyer or, at the Buyer's option, the Buyer's designee shall return such replacement part to the Contractor, and the Contractor shall, within seven (7) days following the receipt (dependent on material availability), promptly repair or replace such replacement part without charge and refund to the Buyer or the Buyer's designee freight paid by the Buyer or the Buyer's designee for the original and return shipment, such freight cost not to exceed the then current surface rate, freight charge charged by United Postal Service ("UPS") or, if such UPS freight charge is not readily available, the rate charged by a shipping company similar to UPS.

VIII. CONFIDENTIAL INFORMATION AND ADVERTISING

      A. Contractor and Buyer shall each maintain as confidential any specifications, drawings, blueprints, data, business information, trade secrets, manufacturing processes, or other confidential information which Contractor or Buyer learns or acquires by virtue of this Agreement, except that Contractor or Buyer may disclose Confidential Information pursuant to the order or requirement of a court, administrative agency or other governmental body. Buyer or Contractor must notify the other party in writing of the need for such disclosure and take all steps possible to assure that a protective order exists prior to disclosure. Contractor and Buyer further agrees to protect the "Confidential Information" against disclosure to unauthorized persons.

      B. Contractor may disclose confidential information to Contractor's employees who have a need to know and a legal duty to protect such confidential information. At Buyer's written request Contractor agrees to destroy or otherwise dispose of all confidential information, except as prohibited by regulatory or safety agencies.

      C. Without Buyer's prior written consent, Contractor shall not in any manner disclose (except as required for financing), advertise, or publish the existence of this Agreement nor the terms of transactions under this Agreement, which shall be considered as part of the "Confidential Information".

      D. The term confidential information shall not include information which is in the public domain at the time of disclosure or afterward, except where such information becomes public due to a breach by the disclosing party of its obligations hereunder, nor shall the term confidential information in possession at the time of disclosure or which may be disclosed by a third party having the right to disclose the same.

IX.   OWNERSHIP

      A. Specifications - Contractor acknowledges that the specifications and all related writings, drawing, artwork, computer assisted designs and similar works are and shall be the exclusive property of Buyer, and Buyer retains all right, title and interest, including copyright, relating to such material. Upon termination of this Agreement for any reason with the exception of breach by Buyer, Contractor agrees to return to Buyer all copies of the specifications and related materials within twenty (20) business days of such termination; this material shall be complete in every respect, as to permit an experienced manufacturer to manufacture, assemble, maintain and service the Product described in this Agreement. In the event of Breach by the Buyer, Contractor will return all the documentation with 20 days of resolution of any outstanding technical issues and payment of outstanding engineering or production invoices. If termination occurs prior to building the product, Contractor will provide a data package containing all information updated as of the date of termination. The material shall include a full drawing package in reproducible form and any revisions or updates, including but not limited to; GSF Autocad and ProE files, fabrication drawings, approved supplier list, test specifications, tooling specifications and drawings, manufacturing assembly instructions, routings, quality assurance protocols, test equipment, specs and drawings and engineering change notice history, device master files, and device history records. Transfer of information will be product specific not including Contractor's proprietary policies and procedures.

      B. Buyer's Equipment - Contractor shall install, maintain and account for Buyer's Equipment at Contractor's facility or Contractor's subcontractor's facility. Contractor hereby acknowledges that the Buyer's Equipment is the sole and exclusive property of Buyer. Buyer shall provide identification and ownership tags (also called asset tags) for the Buyer's Equipment, and Contractor shall ensure that such tags are properly placed and maintained on all Buyer's Equipment. Contractor hereby covenants that, during the term of this Agreement.

            (i) Contractor and any subcontractor of Contractor using Buyer's Equipment shall utilize Buyer's Equipment solely for manufacturing Buyer's requirements of the Product as provided hereunder,

            (ii) Contractor shall not encumber any of the Buyer's Equipment, nor shall Contractor permit the Buyer's Equipment to become encumbered as a result of any act or omission of Contractor or a subcontractor of Contractor.

      C. Within Twenty (20) business days following termination (with the exception of termination due to breach by Buyer )or expiration of this Agreement, Contractor agrees to properly pack and return to Buyer, or cause to be properly packed and returned to Buyer, F.O.B. point of shipment, all Buyer Equipment, the same to be shipped to such facility as Buyer directs at Buyer's expense.

      D. Improvements - Contractor hereby acknowledges that improvements funded by the Buyer, which are unique to Buyer's program, shall be the sole property of Buyer, and Contractor shall provide Buyer, at Buyer's request and at a reasonable charge, reasonable assistance in securing patents for such improvements. Contractor agrees to promptly disclose improvements to Buyer and to execute documents reasonably requested by Buyer to evidence Buyer's ownership of such improvements. Manufacturing process improvements developed by the Contractor shall be the property of the Contractor.

X.    INDEMNITY

      A. Buyer agrees to indemnify and hold Contractor, its affiliated entities, and their respective officers, directors, shareholders, employees and agents, harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorney's fees and legal costs and disbursements) incurred on account of any injury to persons or property arising out of Buyer's negligence, reckless conduct or willful misconduct; provided, that Buyer's liability hereunder shall be reduced proportionately by the percentage of fault, if any, that may ultimately be assigned or imposed on Contractor by a court or arbitrator as a result of the Contractor's own negligence, reckless conduct or willful misconduct. In the event any claim is asserted or any suit is filed against Contractor for which Buyer is or may be required to indemnify Contractor under this provision, Contractor shall give Buyer prompt written notice of same. In the event of any such claim or suit against the Contractor, Contractor may at its option tender defense of the claim or suit to Buyer, in which case the Contractor shall cooperate with Buyer, at Buyer's request and expense, in the defense of such claim or suit, and Buyer shall have the sole right to defend and/or settle such a claim or suit, including selecting counsel of its choice. Regardless of whether or not Contractor tenders defense of the claim or suit to Buyer, and regardless of whether or not any such tender is accepted or rejected by Buyer, the requirement of this paragraph that Buyer fully indemnify Contractor remains in full force and effect.

      B. Contractor agrees to indemnify and hold Buyer, its affiliated entities, and their respective officers, directors, shareholders, employees and agents (hereinafter "Indemnitees") harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorney's fees and legal costs and disbursements) incurred on account of any injury to persons or property arising out of the Contractor's manufacture of the product, provided, that Contractor's liability hereunder shall be reduced proportionately by the percentage of fault, if any, that may ultimately be assigned or imposed on Buyer by a court of law or arbitrator as a result of the Buyer's own negligence, reckless conduct or willful misconduct. In the event any claim is asserted or any suit is filed against Buyer for which Contractor is or may be required to indemnify Buyer under this provision, Buyer shall give Contractor prompt written notice of same. In the event of any such claim or suit against the Buyer, Buyer may at its option tender defense of the claim or suit to Contractor, in which case the Buyer shall cooperate with Contractor, at Contractor's request and expense, in the defense of such claim or suit, and Contractor shall have the sole right to defend and/or settle such a claim or suit, including selecting counsel of its choice. Regardless of whether or not Buyer tenders defense of the claim or suit to Contractor, and regardless of whether or not any such tender is accepted or rejected by Buyer, the requirement of this paragraph that Contractor fully indemnify Buyer remains in full force and effect

XI.   FORCE MAJEURE

      Neither party shall be considered to be in default in respect of any obligation hereunder, if failure of performance shall be due to Force Majeure. If either party is affected by a Force Majeure event, such party shall, within ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing party shall use reasonable efforts to remedy its inability to perform. Force Majeure shall mean, without limitation, explosion, flood, fire, war (whether declared or otherwise), accident, labor strike, or other labor disturbance, sabotage, acts of God, or acts of regulatory agencies.

XII.  REGULATORY MATTERS

      A. Complaints and Service Reports - Buyer shall forward to Contractor as required copies of customer complaints, user reports, MDR's and Service reports relating to the manufacture and operation of the Product and Contractor will cooperate fully with the Buyer in investigating such complaints. In the event that customer complaints or user reports are received by the Contractor they are to be forwarded to the Buyer. Upon the request of the Buyer, and at a charge mutually agreed upon between the parties, Contractor will, when appropriate, investigate any Product subject to a complaint and will promptly provide Buyer with a written report on such investigation.

      B. Registration - Contractor hereby represents to Buyer that it shall, at its sole cost and expense, timely register with the FDA as a Contract Medical Device Manufacturer, or cause to be timely registered with the FDA, in accordance with the Federal Food, Drug and Cosmetic Act 21 CFR Part 807 as amended. Additionally, the Contractor represents that it is and will retain its ISO9001 certification and maintain a quality system in compliance with EN46001 for the duration this Agreement.

      C. FDA Inspection Reports - Contractor shall provide the Buyer with copies of any FDA Form 483 observations, follow-up warning letters and/or close-out reports for those portions of FDA CGMP / QSR compliance inspection reports relating specifically to the manufacture of the Product(s) for any facility where the Product(s) is manufactured.

      D. Contacts - Each party shall designate an individual within their organization to be the primary contact regarding regulatory issues. Such individual can be changed by giving written notice thereof to the other party.

XIII. NOTICES

      A. Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or by certified mail, postage prepaid, return receipt requested. Any telex or facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:

            If to Contractor:                      If to Buyer:
            Greta Stednick                         David Gill
            Customer Support  Manager              Chief Operating Officer
            SeaMED A Plexus Company                Novoste Corporation
            21621 30th Avenue SE                   3890 Steve Reynolds Boulevard
            Bothell, WA  98021                     Norcross, GA 30093

            with copies to:                        with copies to:
            Vice President and General Manager     John Love

            Vice President, Regulatory Affairs     Joan MacDonald
            and Quality Assurance

XIV.  TERMINATION

      A. Upon any material breach of the terms and provisions herein, this agreement may be terminated by either party hereto if such breach is not corrected within sixty (60) calendar days after written notice to the defaulting party calling for remedy of such breach. If any provision of this agreement gives any party the right to terminate this agreement, upon the occurrence or non-occurrence of certain stipulated events, such termination shall be effective upon written notice to the other party.

      B. In the event that this agreement is terminated, the parties agree as follows:

            (i) Regardless of which party terminates the agreement, Buyer shall buy from Contractor, at cost plus material handling, any and all transferable parts which are in inventory or are on order and non-cancelable by Contractor. Buyer shall reimburse Contractor for all finished goods, work in process and raw materials inventory either on hand or on order and non-cancelable, purchased and/or manufactured as a result of Buyer's purchase orders or approved production forecasts. Contractor shall complete any work in process if so requested by Buyer as if no termination notice was given.

            (ii) If Buyer terminates this agreement, and if Buyer requests Contractor's assistance in establishing an alternate source for the production of the product, Contractor shall provide to Buyer design details, tooling and WIP relating to the product. Buyer shall be responsible for all costs associated with establishing an alternate source, including but not limited to copying records and transferring transferable parts to an alternate source. . Buyer shall also reimburse Contractor for all outstanding costs incurred and all non-cancelable committed costs associated with the Limited Production Phase of this agreement. Contractor shall provide a complete listing of parts including traceability records.

XV.   SURVIVAL

      The provisions of this Agreement dealing with Delivery, Payment and Off-Set, Warranty, Confidential Information and Advertising, Intellectual Property Indemnity, Changes Term of Availability, U.S. Customs, Marking, Duty Drawback Requirements, and Compliance with Laws, shall survive termination or expiration of this Agreement for a period of 5 years.

XVI.  GENERAL

      A. Only the authorized representatives of the parties may amend or waive provisions of this Agreement, which amendment shall only be effective if in writing and signed by such representatives. If either party fails to enforce any term of this Agreement, failure to enforce on that occasion shall not prevent enforcement on any other occasion.

      B. As used in this Agreement, except where otherwise noted, the term "days" shall mean business days.

      C. Contractor, including its agents and employees, is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Contractor is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

      D. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not affect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the State of Washington.

      E. Neither party shall assign this Agreement or any of their respective duties and obligations hereunder without the prior written consent of the other party: provided, however, that this Agreement must be assumed by any company that is the successor to all or substantially all of the business and property of the Contractor or Buyer.

XVII. BUSINESS REVIEWS

      A. Buyer and Contractor shall, each at their own expense, meet periodically to review performance and business transacted, and to identify and resolve those issues which have arisen since the last business review meeting.

      B.    Buyer and Contractor shall furnish agenda items not later than one
            (1) week prior to scheduled business review meetings. Minutes shall document action items, open items, and committed dates which may be the result from such business review meetings, and shall be sent by the drafting party to the other party within ten (10) days after each meeting.

XVIII. INSURANCE

      A. Contractor agrees to carry at all times, and with companies acceptable to Buyer, insurance of the kinds and in the amounts listed below:

            (i) Worker's Compensation statutory limits in each state in which Contractor is required to provide Worker's Compensation coverage.

            (ii) Comprehensive General Liability - including Contractual Liability, Independent Contractor's Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverage's in a combined single limit of not less than $2,000,000 aggregate with $1,000,000 per occurrence. In addition, Umbrella Liability with a combined single limit of not less than $3,000,000.

            (iii) Automobile Liability for owned, non-owned and hired vehicles in a combined single limit of not less than $1,000,000.

            (iv)  Business Interruption of not less than $15,000,000.

      B. Buyer agrees to carry at all times, and with companies acceptable to Contractor, insurance of the kinds and in the amounts listed below:

            (i) Comprehensive General Liability - including Contractual Liability, Independent Contractor's Liability, Products and/or Completed Operations Liability, and Personal Injury / Property Damage Coverage's in a combined single limit of not less than $2,000,000 aggregate with $1,000,000 per occurrence.

            (ii) Umbrella Liability a combined single limit of not less than $3,000,000.

XIX.  LIMITATION OF LIABILITY

      Except as otherwise provided in this Agreement, neither party shall be liable to the other for special, indirect, incidental, consequential or punitive damages.

XX.   NO IMPLIED LICENSE

      The parties understand that, except as may be otherwise expressly stated herein, neither the Terms or Conditions of this Agreement, nor the acts of either party arising out of this Agreement or related to Buyer's purchase, use, sale, or other distribution of Product may be considered in any way as a grant of any license whatsoever under any of Buyer's present or future patents, copyrights, trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, estoppel, or otherwise.

XXI.  APPROVALS

      IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.

            SeaMED A Plexus Company                 Novoste Corporation
                  Contractor                               Buyer

                      By:                                   By:


      -----------------------------------   -----------------------------------
                  (Signature)                           (Signature)


      -----------------------------------   -----------------------------------
                (Printed Name)                         (Printed Name)


      -----------------------------------   -----------------------------------
                    (Title)                               (Title)


      -----------------------------------   -----------------------------------
                    (Date)                                 (Date)

                                    Exhibit A

              Products               Pricing          Target Lead Time
              --------               -------          ----------------

              Alpha IV                 TBD             12-14 wks ARO*

                Nova                   TBD             14-16 wks ARO*

      *This lead time is based on Contractor's assurance that it will have sufficient capacity and resources to meet Buyer's requested schedule needs. The target lead time stated herein excludes material availability. The target lead time can be significantly delayed if there is no material on hand or on order via Buyer's Purchase Orders or other long lead procurement authorizations. Buyer acknowledges that Contractor's standard lead time is 25 wks ARO. This standard lead time can be improved when Buyer and Contractor work together to plan appropriately.

                                   Exhibit B-1

                         Pre-Production Pricing Formula

Pre-Production unit costs are difficult to determine prior to actually manufacturing a product. For this reason, SeaMED Corporation bases the unit price on a formula derived from the actual material and labor costs incurred.

The following formula is used to calculate pre-production unit price:

                              Actual Material Cost

                                        +

                                Outplant Services

                          (PCBA & Cable Assembly, etc.)

                                        +

                             Material Support Costs

                       (20% of Material & Outplant Costs)

                                        +

                     Actual Burdened Assembly Hours @ $58hr

                                        +

                        Actual Burdened Test Hours @$58hr

                                        =

                         Total Direct Manufacturing Cost

      Total Unit Price = (Total Direct Manufacturing Cost divided by XXXXX)

       The above calculation yields a Pre-Production Gross Margin of XXXXX of Unit Price

o Material Support Costs include Receiving, Receiving Inspection, Sustaining Engineering, Stores, Purchasing, Production Control, Facilities, QSR, and ISO controls. Material Support Costs are affected by the complexity of the product being manufactured, the volume of product ordered and frequency of purchase orders, and the number of unique custom mechanical parts in the bill of material.

o Assembly and Test Burdened Rates are adjusted annually, and include salary, benefits, and a portion of the above

o     Gross margin includes Sales, General, Administrative Costs, and profit.

--------------------------------------------------------------------------------

Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.

                                   Exhibit B-2

                           Production Pricing Formula

Accurate production pricing can only be established after the pre-production effort has been completed and actual labor and material information is available. Within one month of completion of pre-production units the following formula will be used to establish go forward pricing.

                               Total Material Cost

                                        +

                               Out plant Services

                          (PCBA & Cable Assembly, etc.)

                                        +

                             Material Support Costs

                       (20% of Material & Outplant Costs)

                                        +

                         Burdened Assembly Hours @ $58hr

                                        +

                           Burdened Test Hours @ $58hr

                                        =

                         Total Direct Manufacturing Cost

      Total Unit Price = (Total Direct Manufacturing Cost divided by XXXXX)

  The above calculation yields a Production Gross Margin of XXXXX of Unit Price

o     Material includes a material yield factor.

o Material Support Costs include Receiving, Receiving Inspection, Sustaining Engineering, Stores, Purchasing, Production Control, Facilities, QSR, and ISO controls. Material Support Costs are affected by the complexity of the product being manufactured, the volume of product ordered and frequency of purchase orders, and the number of unique custom mechanical parts in the bill of material.

o Assembly and Test Burdened Rates are adjusted annually, and include salary, benefits, and a portion of the above.

o     Gross margin includes Sales, General, Administrative Costs, and Profit.

--------------------------------------------------------------------------------

Confidential treatment has been requested for portions of this page of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "XXXXX". The portions omitted have been filed separately with the Securities and Exchange Commission pursuant to such request for confidential treatment.